UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

DEPOMED, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

This filing contains excerpts from Depomed, Inc.’s Q3 2015 earnings call, held on November 9, 2015.

Jim Schoeneck — Depomed, Inc. — President & CEO

I’ll conclude my comments by briefly discussing the latest developments with respect to Horizon Pharma.

As we’ve previously discussed, Depomed’s Board, after careful consideration and with the assistance of financial and legal advisors, unanimously rejected Horizon Pharma’s unsolicited offers and recommends against the exchange offer initiated by Horizon on September 11, 2015(1). In mid-September, prior to the enhanced focus on drug price increases that we’ve all seen in the media, Depomed filed its Schedule 14D-9 with the SEC highlighting the Board’s reservations about Horizon’s business model and strategy, while observing that the nature of Horizon’s business model had the potential to lead to significant volatility in the price of Horizon stock. Importantly, since our filing, numerous reports - from major media outlets to the firm that establishes one of the largest drug formularies - have reiterated and validated these serious concerns. We continue to believe that the offer proposed by Horizon substantially undervalues Depomed.

In contrast, Depomed believes that patients, their families, providers and payors are all important stakeholders that we serve.  In fact, you can look on our website and see it in our mission statement.  Our goal is to have strong drug formulary access for our products, demonstrating the value that our brands bring to payors, pricing our products in line with market leading, branded competitors, all while offering patients affordable copay access. The strength of our product portfolio, combined with our proven business model and the dedication of our employees, was once again demonstrated by Depomed’s record sales and cash flow during the third quarter. We believe these same factors, along with the discipline we’ve shown in business development and the care we’ve taken to not dilute shareholders, will continue to drive tremendous value for all. We thank you for your continued support as we build a dynamic and valuable company.

Before I open the question and answer session, as a reminder, the purpose of today’s call is to discuss our third quarter, and we ask that you keep your questions focused on our business and our results.

***

(1)           Horizon Pharma commenced its unsolicited exchange offer on September 8, 2015, which was unanimously rejected by Depomed, Inc.’s Board of Directors on September 11, 2015.

Question & Answer Portion

Chiara Russo — Cantor Fitzgerald

My last question I know, if you will humor me, I was curious if there are any particular sort of dates or timeline that we as analysts should pay attention to in regards to that unsolicited acquisition bid?

Jim Schoeneck — Depomed, Inc. — President & CEO

I’m going to turn that over to Matt.

Matt Gosling — Depomed, Inc. — GC & SVP

Chiara, on that one the next step would be to hear from Horizon as to when they would like to hold a meeting or meetings. So that presumably that will happen at some point in the not too distant future and we will kind of work backwards from meetings or dates. The other upcoming event is November 19 a hearing has been scheduled in court here in Santa Clara county and there could be a decision after shortly after that hearing that may have some bearing on Horizon’s ability to continue with their bids.

Jim Schoeneck — Depomed, Inc. — President & CEO

And Chiara that date was originally November 5 on that, and the judge moved it back two weeks to November 19 and this what Matt’s talking about is the confidentiality suit that we filed against Horizon is in that litigation.  That’ll be in front of the judge in about a week and a half.

Chiara Russo — Cantor Fitzgerald

Okay, all right.  Great.  Thank you guys.  Like I said, thank you for humoring me.  And great quarter!

Jim Schoeneck — Depomed, Inc. — President & CEO

Chiara, thanks.